Ex 99.1

Silverleaf Resorts, Inc. Reports Third Quarter 2007 Results and Outlook for FYE 2008

Vacation Interval Sales for the Quarter Increased 23.1%

Net Income Improved 40.5% to $8.5 Million

DALLAS--(BUSINESS WIRE)—October 30, 2007 --- Silverleaf Resorts, Inc. (Nasdaq: SVLF) today announced its financial results for the three and nine month periods ended September 30, 2007.

Financial highlights for the third quarter 2007:

•	Vacation Interval sales increased 23.1% to $63.3 million

•	Net income improved 40.5% to $8.5 million

•	Diluted earnings per share increased to $0.22

Sharon K. Brayfield, President, commented: “We are very pleased with our operating results for the third quarter of 2007 compared to 2006 as we continue to execute on our business strategy despite perceived weaknesses in general economic conditions.  Our encouraging results thus far, particularly the increase in Vacation Interval sales, should allow us to meet our 2007 net income guidance of $27.5 to $28.5 million. Recent disruption in the capital markets has had no impact on our business as we have adequate credit facilities in place.  Furthermore, we are issuing net income guidance for 2008 in the range of $32.0 to $33.0 million.”

2007 Third Quarter Results

Vacation Interval sales increased 23.1% to $63.3 million during the third quarter of 2007 compared to $51.4 million in the prior-year period. Vacation Interval sales to new customers increased 12.0% to $25.1 million. Vacation Interval sales to existing customers increased 31.7% to $38.2 million.

Total revenue for the third quarter of 2007 increased 20.4% to $67.5 million compared to $56.1 million in the third quarter of 2006.

Sales and marketing expense decreased to 49.3% of Vacation Interval sales for the third quarter of 2007 compared to 50.3% in the prior-year period. The $5.3 million increase in sales and marketing expense is primarily attributable to our increased volume of Vacation Interval sales, as well as increased costs related to new and existing promotional programs used to generate tours.

Net income for the quarter ended September 30, 2007 increased to $8.5 million, or $0.22 per diluted share compared to net income of $6.0 million, or $0.15 per diluted share for the quarter ended September 30, 2006. This represents a 46.7% improvement in earnings per fully diluted share.

2007 Year-to-Date Results

Vacation Interval sales increased 23.8% to $175.2 million during the first nine months of 2007 compared to $141.5 million in the prior-year period. Vacation Interval sales to new customers increased 10.8% to $71.3 million. Vacation Interval sales to existing customers increased 34.7% to $104.0 million.

Total revenue for the first nine months of 2007 increased 22.9% to $190.2 million compared to $154.8 million in the first nine months of 2006.

Sales and marketing expense increased to 50.1% of Vacation Interval sales in the first nine months of 2007 compared to 48.4% in the prior-year period. The $19.3 million increase in sales and marketing expense is primarily attributable to our increased volume of Vacation Interval sales, as well as increased costs related to new and existing promotional programs used to generate tours.

Net income for the nine months ended September 30, 2007 increased to $22.8 million, or $0.58 per diluted share compared to net income of $19.0 million, or $0.48 per diluted share for the nine months ended September 30, 2006.

Balance Sheet

Our notes receivable and revolving debt balances as of September 30, 2007 have increased in accordance with our increased Vacation Interval sales, as compared to the balances as of December 31, 2006. At September 30, 2007, our senior credit facilities provided for loans of up to $520.2 million, of which $234.7 million is available for future advances. Expansion at our existing resorts, including construction of lodging units, additional amenities, and other assets resulted in a $20.5 million net increase in our inventories.

Outlook

We are maintaining our full-year 2007 guidance of net income between $27.5 million and $28.5 million which represents a 20% to 24% increase over full-year 2006 results.

For 2008, the Company is establishing net income guidance in the range of $32.0 million to $33.0 million. We anticipate our 2008 net income growth to be more heavily weighted in the last three quarters.

Conference Call

The Company plans to host a conference call and Webcast to review these results at 9:00 a.m. Eastern Time on Wednesday, October 31, 2007.

To access the conference call, please dial (800) 374-0113 in the U.S. or (706) 758-9607 internationally. To listen to the simultaneous Webcast, please visit the “investor relations” section of the Company’s Web site (www.silverleafresorts.com).

For those unable to access the live conference, there will be an audio replay available from October 31, 2007, approximately two hours after the live call ends through November 14, 2007. To listen to the audio replay, please dial (800) 642-1687 in the U.S. or (706) 645-9291 internationally and use the following replay pin code: 21585665.  A replay of the live conference will also be available in the “investor relations” section of the Company’s Web site (www.silverleafresorts.com) approximately two hours after the live call ends through November 30, 2007.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Vacation Interval sales	$63,293	$51,414	$175,235	$141,516
Estimated uncollectible revenue	(11,076)	(8,910)	(28,989)	(24,525)
Net sales	52,217	42,504	146,246	116,991

Interest income	13,465	12,021	38,952	33,439
Management fee income	615	465	1,845	1,396
Other income	1,238	1,110	3,171	2,980
Total revenues	67,535	56,100	190,214	154,806

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,215	6,069	16,668	14,986
Sales and marketing	31,203	25,880	87,794	68,535
Operating, general and administrative	10,099	7,958	28,002	23,329
Depreciation	873	627	2,589	1,750
Interest expense and lender fees	6,329	5,730	18,106	15,273
Total costs and operating expenses	53,719	46,264	153,159	123,873

Income before provision for income taxes	13,816	9,836	37,055	30,933
Provision for income taxes	(5,319)	(3,787)	(14,266)	(11,909)

Net income	$8,497	$6,049	$22,789	$19,024

Basic net income per share	$0.22	$0.16	$0.60	$0.51

Diluted net income per share	$0.22	$0.15	$0.58	$0.48

Weighted average basic common shares
outstanding	37,810,980	37,590,168	37,809,106	37,528,924

Weighted average diluted common shares
outstanding	39,432,691	39,233,579	39,407,049	39,232,479

SILVERLEAF RESORTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30,	December 31,
ASSETS	2007	2006
	(Unaudited)

Cash and cash equivalents	$11,196	$11,450
Restricted cash	14,605	15,771
Notes receivable, net of allowance for uncollectible notes of $71,328 and $68,118, respectively	274,433	229,717
Accrued interest receivable	3,524	2,936
Investment in special purpose entity	8,527	13,008
Amounts due from affiliates	4,975	1,251
Inventories	168,230	147,759
Land, equipment, buildings, and leasehold improvements, net	35,943	28,040
Land held for sale	411	205
Prepaid and other assets	27,463	24,393

TOTAL ASSETS	$549,307	$474,530

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	$20,121	$14,192
Accrued interest payable	2,948	1,792
Amounts due to affiliates	-	246
Unearned Vacation Interval sales	352	-
Unearned samplers	7,393	6,245
Income taxes payable	486	163
Deferred income taxes	25,749	17,683
Notes payable and capital lease obligations	294,351	254,550
Senior subordinated notes	26,817	31,467

Total Liabilities	378,217	326,338

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 37,818,154 and 37,808,154 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	378	378
Additional paid-in capital	112,664	112,555
Retained earnings	58,048	35,259

Total Shareholders' Equity	171,090	148,192

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$549,307	$474,530